Exhibit 4.4

ASBURY AUTOMOTIVE GROUP, INC.

OFFICER’S CERTIFICATE PURSUANT TO

THE INDENTURE

September 16, 2020

Reference is made to the Indenture (the “Indenture”), dated as of February 19, 2020, among Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), regarding the Notes (defined below). Unless otherwise specified herein, capitalized terms used in this certificate have the meaning assigned to them in the Indenture. This certificate is delivered pursuant to Section 2.14 of the Indenture in connection with the request that the Trustee authenticate and deliver $125,000,000 aggregate principal amount of the Company’s 4.75% Senior Notes due 2030 (the “Notes”), which constitute “Additional Notes” under the Indenture, pursuant to a written order made as of the date hereof.

The undersigned, David W. Hult, the duly appointed President and Chief Executive Officer of the Company, hereby certifies for himself solely in his capacity as an officer of the Company (and not in his individual capacity), and the undersigned, Patrick J. Guido, the duly appointed Senior Vice President and Chief Financial Officer of the Company, hereby certifies for himself solely in his capacity as an officer of the Company (and not in his individual capacity), that:

1.    The Notes will be issued on the date hereof and interest shall accrue on the Notes from September 1, 2020. The Notes will have the following CUSIP and ISIN numbers:

144A CUSIP: 043436 AT1

144A ISIN: US043436AT19

Regulation S CUSIP (in effect as of October 26, 2020): U04348 AJ4

Regulation S ISIN (in effect as of October 26, 2020): USU04348AJ47

Temporary Regulation S CUSIP: U04348 AL9

Temporary Regulation S ISIN: USU04348AL92

2.    The Additional Notes shall be transfer restricted notes and issued in the form of Initial Notes as set forth in Section 2.02 of this Indenture.

3.    The undersigned has read and understands the covenants and conditions contained in the Indenture relating to the execution, authentication and delivery by the Trustee and the Company of the Notes, and in respect of compliance with which this certificate is being delivered, and the definitions in the Indenture relating thereto;

4.    The undersigned has examined the resolutions the Board of Directors of the Company adopted relating to the execution, authentication and delivery of the Notes, and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and such other documents, certificates and corporate or other records as he has deemed necessary or appropriate as a basis for the opinion hereinafter expressed;

5.    The examinations described in the foregoing paragraphs 3 and 4 are, in the undersigned’s opinion, sufficient to enable the undersigned to express an informed opinion as to whether or not such covenants and conditions referred to above have been complied with; and

6.    The undersigned is of the opinion that such conditions and covenants and all conditions precedent provided for in the Indenture relating to the execution, authentication and delivery by the Trustee and the Company of the Notes have been complied with in accordance with the terms of the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has hereunto signed his name as of this 16th day of September, 2020.

ASBURY AUTOMOTIVE GROUP, INC., a Delaware corporation

By:	/s/ David W. Hult
Name: David Hult
Title: President and Chief Executive Officer

ASBURY AUTOMOTIVE GROUP, INC., a Delaware corporation

By:	/s/ Patrick J. Guido
Name: Patrick J. Guido
Title: Senior Vice President and Chief Financial Officer

[Signature Page – Officer’s Certificate pursuant to Section 2.14 of the Indenture]